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                              PROSPECTUS SUPPLEMENT
                                       TO
                      THE PROSPECTUS DATED OCTOBER 4, 1999

                 eRESEARCHTECHNOLOGY, INC (formerly PRWW, Ltd.)



         The accompanying Prospectus relates to the proposed sale of up to 2,678,000 shares of Common Stock of eRESEARCHTECHNOLY, INC (formerly named PRWW, Ltd.) offered for the account of certain of our shareholders. 83,350 shares originally owned by Comcast Corporation have been transferred to Comcast Corporate Investments II, Inc, a selling shareholder which may sell these shares pursuant to the Prospectus.






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         The date of this Prospectus Supplement is February 15, 2002.